                                                                   Exhibit 10.30

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY ASTERISKS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933.

                              PRODUCTION AGREEMENT

      THIS PRODUCTION AGREEMENT ("Agreement") is entered into as of this 5th day of December, 2002 ("Effective Date") by and between Nabi, a Delaware corporation having its principal place of business at 5800 Park of Commerce Boulevard, N.W., Boca Raton, Florida 33487, USA ("Nabi") and Inhibitex, Inc., a Delaware corporation having its principal place of business at 8995 Westside Parkway, Suite 150, Alpharetta, Georgia 30004 ("Inhibitex").

                                    RECITALS

      WHEREAS Inhibitex owns the rights to MSCRAMM(TM) protein technology and its application for the prevention and treatment of staphylococcal infections and requires a supply of the Product (as herein defined) which satisfies the requirements of cGMP (as herein defined), FDA (as herein defined) regulatory requirements and Product Specifications (as herein defined) for use in humans as a parenteral drug; and

      WHEREAS Nabi has the capability to manufacture certain intravenous immune globulin products and intermediates of same by a proprietary process from human plasma in compliance with cGMP and FDA regulatory requirements and Product Specifications at its facility in Boca Raton, Florida and has agreed to manufacture the Product for Inhibitex in accordance with the terms of this Agreement;

      NOW THEREFORE in consideration of the mutual covenants set forth herein, the parties hereto agree as follows:

1.    DEFINITIONS

      In this Agreement:

      1.1. "Act" means The Federal Food, Drug, and Cosmetic Act of the United States of America as the same may be amended from time to time.

      1.2. "Affiliate" means, with respect to either Party, any corporation or other business entity controlled by, controlling, or under common control with, such Party. For this purpose, "control" shall mean direct or indirect beneficial ownership of at least fifty percent (50%) of the voting stock or income interest in such corporation or other business entity, or such other relationship as, in fact, constitutes actual control.

      1.3. "Agreement" means this agreement together with the Schedules attached hereto and any amendments agreed to in writing by the Parties from time to time.

      1.4. "Bulk Certificate of Analysis" means the certificate of analysis, substantially in the form attached hereto as Exhibit I, to be delivered by Nabi prior to the delivery of each batch of Bulk Product pursuant to Section 2.5(k).

      1.5. "Bulk Product" means human Staphylococcus immune globulin isolated by the Nabi Process from Inhibitex Staph Plasma in conformity with the Bulk Product Specifications.

      1.6. "Bulk Product Specifications" means the specifications set forth on Schedule A with which the Bulk Product will comply.

      1.7. "By-Products" means plasma fractions, such as, but not limited to, Cryoprecipitate or Fraction V, produced as part of the Nabi Process.

      1.8. "CFR 21" means Title 21 of the Code of Federal Regulations as the same may be amended from time to time.

      1.9. "cGMP" means current Good Manufacturing Practices as established by the FDA as the same may be amended from time to time.

      1.10. "Competitive Product" means any Staphylococcus immune globulin (human) product or intermediate produced by Nabi and similar to or competitive with the Product.

      1.11. "Effective Date" means the date set forth above.

      1.12. "Facility" means Nabi's manufacturing plant in Boca Raton, Florida.

      1.13. "FDA" means the United States Food and Drug Administration.

      1.14. "Finished Product" means filled Bulk Product, in conformity with the Finished Product Specifications.

      1.15. "Finished Product Certificate of Analysis" means the certificate of analysis, substantially in the form attached hereto as Exhibit II, to be delivered by Nabi prior to the delivery of each batch of Product pursuant to Section 2.5(g).

      1.16. "Finished Product Delivery Date" means, with respect to any Production Run, the date by which the Parties have agreed that Finished Product processed during such Production Run shall be delivered to Inhibitex, in accordance with Section 3.2.

      1.17. "Finished Product Specifications" means the specifications set forth on Schedule B with which the Finished Product will comply.

      1.18. "Inhibitex Intellectual Property" means all inventions, improvements, discoveries or know-how solely conceived, developed or made by or on behalf of Inhibitex or its employees or consultants prior to the Effective Date relating to the Product, including, without limitation, the Inhibitex Technology.

      1.19. "Inhibitex Staph Plasma" means the human plasma (containing certain Staphylococcus aureus or epidermidis antibodies ) collected in FDA-licensed plasma collection facilities and provided by Inhibitex to Nabi.

      1.20. "Inhibitex Technology" means all patents and patent applications related to the Product.

      1.21. "Label Copy" means any text to be applied to any container, label or box or inserted into any package in connection with the manufacture or distribution of the Product.

      1.22. "Minimal Commercial Yield" means a yield of at least [ *** ] of Finished Product, available for sale or use, including Finished Product contained in any necessary test samples (exclusive of any rejected materials), for each liter of Inhibitex Staph Plasma processed.

      1.23. "Nabi Freezer Facility" means Nabi's facility for the storage of frozen plasma.

      1.24. "Nabi Locations" collectively means the Facility and the Nabi Freezer Facility.

      1.25. "Nabi Intellectual Property" means all inventions, improvements, discoveries or know-how solely conceived, developed or made by or on behalf of Nabi or its employees or consultants prior to the Effective Date relating to the Nabi Process, including, without limitation, the Nabi Technology.

      1.26. "Nabi Process" means the production process used by Nabi to produce the Product and all written procedures and controls required to comply with Nabi SOPs, cGMP and FDA regulatory requirements, together with all modifications and improvements thereto.

      1.27. "Nabi SOPs" means Nabi's standard operating procedures.

      1.28. "Nabi Technology" means all patents and patent applications related to the Nabi Process.

      1.29. "Party" means Nabi or Inhibitex.

      1.30. "Plasma Delivery Date" means, with respect to any Production Run, the date by which the Parties have agreed that Inhibitex Staph Plasma to be processed during such Production Run shall be delivered to Nabi, in accordance with Section 3.2.

      1.31. "Prior Approval Supplement" means a change in the manufacture or testing of the Product that may be applicable to either a specific batch of Product or all Product that requires FDA approval prior to implementation of such change or sale of the Product.

      1.32. "Product" means human Staphylococcus immune globulin isolated by the Nabi Process from Inhibitex Staph Plasma in conformity with the Product Specifications and includes Bulk Product and Finished Product.

      1.33. "Product Specifications" means the Bulk Product Specifications and the Finished Product Specifications.

      1.34. "Production Run" means the processing into Product of any individual batch or batches of Inhibitex Staph Plasma.

      1.35. "Production Run Date" means, with respect to any Production Run, the date on which the Parties have agreed that such Production Run is scheduled to begin, in accordance with Section 3.2.

      1.36. "Proprietary Information" means all know-how, technology, expertise or information, whether or not presently owned or controlled by a Party or acquired or developed by a Party during the term of this Agreement, including any applications for licensing, patenting or copyrighting any of the foregoing and, with respect to Nabi, all Nabi Intellectual Property, and with respect to Inhibitex, all Inhibitex Intellectual Property.

2.    PRODUCTION OF THE PRODUCT

      2.1. Nabi will utilize the Nabi Process to produce the Product from approximately [ *** ] liters of Inhibitex Staph Plasma per batch or, with the consent of Inhibitex, such larger batches as Nabi may hereafter have the capacity to process. Nabi shall use commercially reasonable efforts to minimize loss of Inhibitex Staph Plasma due to the Nabi Process and otherwise to optimize the yield of Product.

      2.2. During the term of the Agreement, Inhibitex estimates that it will purchase all Product resulting from Nabi's processing of approximately the following volumes of Inhibitex Staph Plasma per year:

                                     [ *** ]

            Nabi shall use commercially reasonable efforts to process additional volumes of Inhibitex Staph Plasma to meet all of Inhibitex's reasonable requirements for the Product.

      2.3. The volumes of Product estimated in Section 2.2 shall be binding on both Parties through and including the year 2005. The cancellation by either Party of each or any binding Production Run shall be subject to the cancellation fees set forth on Schedule D. Starting on January 10, 2004, and on each anniversary of that date, Inhibitex will supply Nabi with a forecast of the volume of Inhibitex Staph Plasma to be processed in the then current calendar year and the following two (2) calendar years (i.e. the years 2004, 2005 & 2006). The forecast for the last year of the three-year forecast period will become binding on both Parties and subject to the cancellation fees set forth on Schedule D if, and only if, accepted by Nabi. Nabi shall notify Inhibitex of its acceptance or rejection of each forecast no later than on March 10 of the year such forecast is delivered. Nabi shall not reject any forecast except in good faith. An example of this revolving forecast can be found in Exhibit III.

            In the event that the forecast for the last year of the three-year forecast period is materially below or above the volume estimates included in Section 2.2, Inhibitex will supply Nabi with a revised non-binding forecast of needs for the remaining term of the Agreement, in order to permit Nabi to plan future production.

      2.4. No later than one hundred twenty (120) days prior to any intended Production Run Date, Inhibitex shall deliver to Nabi an order (an "Order") setting forth with respect to the intended Production Run
            (i) the volume of Inhibitex Staph Plasma to be processed by Nabi and
            (ii) the Finished Product Delivery Date. Within ten (10) days of delivery of an Order to Nabi, Nabi shall notify Inhibitex whether it accepts the Order and provide the Plasma Delivery Date and Production Run Date with respect to the intended Production Run. With respect to each Production Run, if Inhibitex, through no fault of Nabi, fails to deliver the ordered volume of Inhibitex Staph Plasma within one hundred twenty (120) days after the Plasma Delivery Date, unless the Parties agree otherwise, Inhibitex shall be deemed to have cancelled such Production Run subject to the cancellation fees set forth on Schedule D.

      2.5.  Nabi shall:

            (a) perform or arrange for the performance of all testing (including bulk-testing but excluding viral marker and potency testing) of Inhibitex Staph Plasma required to comply with Nabi SOPs, Product Specifications, cGMP and FDA regulatory requirements; provided, however, that Inhibitex will reimburse Nabi for any PCR/NAT testing in the amounts set forth on Schedule E;

            (b) produce, test (including all required in process, bulk and stability testing) and ship Product of at least Minimal Commercial Yield in compliance with Nabi SOPs, Product Specifications, cGMP and FDA regulatory requirements;

            (c) prepare and maintain the production, control, distribution and other records required to comply with cGMP and FDA regulatory requirements;

            (d) perform quality control testing and review of raw materials, in-process materials, and Product according to Nabi SOPs, and Finished Product Specifications, prior to the release of Finished Product to Inhibitex;

            (e) provide, from vendors qualified by Nabi, in accordance with Nabi SOPs, cGMP and FDA regulatory requirements, all inactive ingredients and other manufacturing and test materials (such items to be in accordance with cGMP and FDA regulatory requirements) necessary in order to manufacture Product in accordance with Nabi SOPs, Product Specifications, cGMP and FDA regulatory requirements;

            (f) prepare, review and maintain all records and documents required for the production of the Product in accordance with the batch record including batch manufacturing/finishing records and supporting documents, Nabi SOPs, certificates of release and in-process controls;

            (g) prepare and provide to Inhibitex, within fifteen (15) days after final testing, a copy of the Finished Product Certificate of Analysis and batch and test records for each batch of Finished Product manufactured;

            (h) retain and provide appropriate personnel, facilities, validated equipment and support documents to carry out the production of Product as required by this Agreement;

            (i) be responsible for all actions and activities at the Facility required for compliance with the Nabi Process, including cGMP;

            (j) arrange for the filling of the Bulk Product in accordance with cGMP and FDA regulatory requirements by a filling contractor acceptable to Inhibitex;

            (k) prior to delivering any Bulk Product to a filling contractor, provide to Inhibitex a Bulk Certificate of Analysis;

            (l) dispatch all Product and other deliverables related to the Product to Inhibitex or its authorized agent according to Inhibitex's instructions;

            (m) notify Inhibitex of and provide Inhibitex, promptly, but in any event within two (2) business days of receipt by Nabi's Project Manager or his or her designee, with copies of all communications received from the FDA respecting or that may respect the Product. Nabi shall also promptly provide Inhibitex with copies of Nabi's responses to all such communications;

            (n) permit representatives authorized by Inhibitex to inspect the Nabi Locations and documents of Nabi which relate to the Nabi Process and the Product and permit unrestricted access to authorized representatives of Inhibitex to all activities related to the manufacture of Product, including access to operations, equipment, materials and documents and all aspects of the Nabi Locations and any related premises and operations, to observe and audit compliance with the Nabi Process, cGMP and FDA requirements, subject to reasonable notice during normal working hours;

            (o) conduct activities identified as its responsibility in the "Matrix of Responsibilities" attached as Schedule C;

            (p) inform Inhibitex within two business days of official notification of all regulatory inspections related to the Product. Authorized Inhibitex representatives will be allowed, but not required, to attend such inspections. The Inhibitex representatives may contribute in matters related to the Product;

            (q) store, and maintain a system to ensure appropriate segregation of, Inhibitex Staph Plasma and the Product in accordance with cGMP and FDA regulatory requirements. Each month, Nabi shall deliver to Inhibitex a temperature chart with respect to the Nabi Freezer Facility;

            (r) notify Inhibitex thirty (30) days in advance of the implementation of any process, material, equipment or facilities modification that could reasonably be expected to affect the Product;

            (s) notify Inhibitex of, and seek the approval of Inhibitex for, any process or production deviation or test (including quality control testing) or process failure within two (2) business days of discovery;

            (t) provide Inhibitex's approved Label Copy to the filling contractor;

            (u) obtain, and maintain throughout the term of this Agreement property, product liability, general commercial and professional liability insurance covering Nabi's obligations hereunder in each case in amounts and with carriers acceptable to Inhibitex and naming Inhibitex as an additional insured , and require Nabi subcontractors to obtain similar such insurance coverage;

            (v) use good faith efforts to obtain a sublicense from the New York Blood Center permitting Nabi to use applicable patents in connection with the services to be performed under this Agreement; provided, however, that Inhibitex shall pay any fees necessary to obtain such sublicense; provided, further, however, that if Nabi is unable to obtain such sublicense despite its good faith efforts, Inhibitex shall obtain a license from New York Blood Center, on terms and conditions acceptable to Inhibitex;

            (w) implement current FDA regulatory requirements and industry standards for product manufacture and viral inactivation;

            (x)   make a good faith effort to comply with European standards;
                  and

            (y) cooperate with Inhibitex to use batch history to improve the Product Specifications throughout the term of this Agreement.

      2.6.  Inhibitex shall at Inhibitex's expense:

            (a) provide to Nabi Inhibitex Staph Plasma having a sufficient potency for production of Product.

            (b) within three (3) days of receipt of each Bulk Certificate of Analysis, notify Nabi as to whether Nabi is authorized to release the Bulk Product covered by such certificate to the filling contractor;

            (c) conduct activities identified as its responsibility in the "Matrix of Responsibilities" attached as Schedule C;

            (d) provide with each shipment of Inhibitex Staph Plasma a certificate attesting that material has been collected in QPP Certified and FDA-licensed facilities located in the U.S., under cGMP and in accordance with CFR 21. A unit listing, including the results of all testing required by CFR 21, shall also accompany each shipment;

            (e) obtain and maintain throughout the term of this Agreement general commercial insurance covering Inhibitex's obligations hereunder, in each case in amounts and with carriers acceptable to Nabi and naming Nabi as an additional insured.

            (f) after receipt of a Biologics License Application ("BLA") for the Product, obtain FDA lot release for each batch after acceptance of the Product by Inhibitex; and

            (g) after receipt of a BLA for the Product, provide to Nabi Label Copy that has been approved by the FDA.

      2.7.  Investigational New Drug Application; BLA.

            (a) Nabi will provide all necessary information to the FDA and otherwise cooperate as reasonably requested by Inhibitex in support of Inhibitex's Investigational New Drug Application ("IND") and a BLA related to the Product. Inhibitex shall have all right, title and interest in and to any IND or BLA related to the Product.

            (b) Nabi will file the required amendments to its BLA to allow manufacturing of Product in the Facility.

      2.8. Acceptance of Finished Product by Inhibitex. Inhibitex shall dispatch written notice of acceptance or rejection of any Finished Product batch to Nabi within four (4) weeks of receipt of the Finished Product Certificate of Analysis regarding such batch and appropriate batch records and batch and test records from Nabi. Notice of rejection shall specify the reasons for the rejection in reasonable detail. Notice of acceptance shall state that the acceptance is absolute or subject to conditions specified in the notice, which may include FDA lot release in situations where a Prior Approval Supplement is required by the FDA. If no notice of acceptance or rejection is received from Inhibitex within four (4) weeks of receipt of such certificate, the Product will be deemed to be acceptable for release by Inhibitex. Within ten (10) business days of receipt of notice of acceptance of Product or the date on which the period for giving such notice expires (as the case may be), Inhibitex shall provide written instructions to Nabi for the delivery of Product to Inhibitex or its authorized agent.

3.    SHIPPING, TITLE, RISK OF LOSS, RECORD RETENTION

      3.1.  Shipping/Title/Risk of Loss for Inhibitex Staph Plasma.

            Inhibitex will be responsible for the shipping of Inhibitex Staph Plasma in accordance with cGMP and FDA regulatory requirements to the Nabi Freezer Facility. The Inhibitex Staph Plasma will be kept in the Nabi Freezer Facility in accordance with Nabi SOPs, cGMP and FDA regulatory requirements until ready to be sent to the Facility for processing into the Product.

            Inhibitex shall at all times retain sole title to the Inhibitex Staph Plasma and all proteins contained therein.

            Risk of loss for the Inhibitex Staph Plasma shall remain the responsibility of Inhibitex until the Inhibitex Staph Plasma is delivered to the Nabi Freezer Facility.

      3.2.  Shipping/Title/Risk of Loss for Finished Product.

            Shipment of Finished Product shall be F.O.B. origin (Nabi's Facility or warehouse) to the destination designated by Inhibitex. The shipping agent and/or carrier shall be selected by Inhibitex. Shipping schedules shall be selected by Inhibitex and shall be agreed to by both Inhibitex and Nabi. All freight, insurance, handling and forwarding agent's fees, taxes, storage and all other charges applicable to Finished Product, if any, shall be the responsibility of Inhibitex.

            Inhibitex shall at all times retain sole title to the Bulk Product, Finished Product and any By-Products.

            Risk of loss for the Product shall remain the responsibility of Nabi until the Product is delivered to Inhibitex's shipping agent from Nabi's warehouse or Facility.

      3.3.  Production Records.

            Nabi agrees to maintain records in accordance with the applicable FDA rules and regulations relative to the materials used in the Product and processing thereof in accordance FDA regulatory requirements. Upon Inhibitex's request with a ten (10) business day notice and at Inhibitex's expense, Nabi shall permit Inhibitex and/or an independent auditor selected by Inhibitex to have access to such records from time to time during ordinary business hours to verify compliance by Nabi with such rules and regulations. Nabi shall notify Inhibitex of any intention to dispose of such records and Inhibitex may thereafter remove such records at it own expense.

4.    SUPERIORITY

            No provision on Inhibitex's purchase order form or on Nabi's general conditions of sale or invoice which may purport to impose different conditions upon Inhibitex or Nabi shall modify or otherwise alter the terms of this Agreement.

5.    DISCLAIMER/LIMITED LIABILITY

            NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT, IN NO EVENT WILL EITHER PARTY HAVE ANY LIABILITY FOR ANY LOSS OF INCOME, PROFIT, INTEREST OR SAVINGS BY THE OTHER PARTY OR FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES SUFFERED BY THE OTHER OR BY ANY THIRD PARTY, ARISING FROM OR RELATED TO THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION, AND WHETHER IN CONTRACT, INDEMNITY, WARRANTY, STRICT LIABILITY OR TORT (INCLUDING, WITHOUT LIMITATION, NEGLIGENCE), OR ANY OTHER LEGAL OR EQUITABLE GROUNDS, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES.

            The foregoing limitation shall not apply to the costs incurred by Inhibitex to obtain and audit a new replacement manufacturer and to conduct new clinical trials if Nabi, in order to pursue a potentially more economically advantageous alternative, fails or refuses to perform in good faith any of its material obligations under this Agreement.

6.    PRICE AND PAYMENT

      6.1. Processing Fees. Subject to Section 6.2, Inhibitex shall pay to Nabi the processing fees set forth on Schedule D in consideration of the services provided by Nabi pursuant to this Agreement.

      6.2.  Non-Payment.

            (a) Inhibitex shall not be required to make any payment for any Product that (i) does not meet the Product Specifications or comply with cGMP or FDA regulatory requirements, (ii) is not manufactured as required by the Nabi Process, unless the prior written consent of Inhibitex to such deviation from the Nabi Process has been obtained or such deviation does not, in the judgment of Inhibitex, adversely affect the Product, (iii) is not delivered, through no fault of Inhibitex, within one hundred twenty (120) days after the Finished Product Delivery Date applicable to the Production Run in which such Product was processed, unless the Parties agree otherwise, or (iv) beginning January 1, 2004, does not meet the Minimal Commercial Yield. Any dispute regarding whether Product meets the Product Specifications, cGMP, FDA regulatory requirements or Minimal Commercial Yield shall be resolved by an independent third-party laboratory to be selected by mutual agreement of the Parties. The determination of such laboratory shall be final and binding upon the Parties.

                  If any batch of Product (i) fails to meet Product Specifications, (ii) fails to comply with cGMP or FDA regulatory requirements, (iii) is not manufactured as required by the Nabi Process or (iv) beginning January 1, 2004, does not meet the

                  Minimal Commercial Yield, in any case, due solely to Nabi's negligence in processing such batch, Inhibitex shall not be responsible for the costs associated with the processing of such batch and Nabi shall reimburse Inhibitex for the actual cost of replacing the Inhibitex Staph Plasma from which such batch was processed. If a batch of Product fails to meet Product Specifications due solely to Inhibitex's error or negligence, Inhibitex will be responsible for the costs associated with the processing of such batch. If a batch of Product fails to meet Product Specifications for any other reasons, the parties shall split the cost of processing such batch and the actual cost of replacing the Inhibitex Staph Plasma from which such batch was processed in proportion to their relative fault as they mutually agree. If the Parties are unable to agree on their relative fault with respect to such failure within twenty (20) days after such failure is finally determined, their respective fault shall be determined in accordance with Section 20.11 below.

      6.3. Payments. Inhibitex shall pay all amounts required to be paid to Nabi pursuant to this Agreement no later than thirty days from the date of invoice in accordance with the instructions set forth on Schedule D. Interest at a rate equal to prime commercial lending rate of the Bank of America from time to time plus 1% shall be paid on any payments received after thirty (30) days from the date of the applicable invoice.

      6.4.  Additional Costs.

            (a) Inhibitex shall pay Nabi [ *** ] on the Effective Date to compensate Nabi for the costs it incurs for specifications, dedicated equipment, process development, support data and regulatory affairs support.

            (b) Inhibitex shall reimburse Nabi for one half of the reasonable costs incurred by Nabi in the construction of a cold thaw room in the Facility (up to a maximum of [ *** ]) upon completion of such construction; provided, however, that such construction shall be completed no later than such one year after the Effective Date.

            (c) Inhibitex shall reimburse Nabi for any material costs incurred as a result of viral inactivation, process, or facility modifications resulting from mandatory changes in industry standards, FDA regulatory requirements and/or cGMP or, if applicable to the Product, European regulatory requirements. The amount that Inhibitex shall pay to Nabi under this 6.4(c) will be based on whether the mandatory modifications are applicable to products manufactured in the Nabi facility other than the Product, to the Facility in general, or to the Product only. If the modifications relate to products manufactured in the Nabi facility other than the Product or to the Facility in general, the costs will be divided among all affected parties in proportion to the ratio of the volumes of material processed by Nabi on behalf of each such party in the year the modifications are implemented to Nabi's processing capacity in such year. For purposes of calculating costs, expenditures that relate to capital improvements which are reasonably expected to be capitalized according to GAAP shall be the depreciated and/or amortized over their estimated lives. The annual depreciation and or amortization charges shall be used to calculate the cost of these expenditures in each year. If the mandatory modifications are for the Product only, and Inhibitex agrees to such modifications, Inhibitex will bear the total cost in the year the costs are incurred by Nabi. If the mandatory modifications do not relate to the Product at all, Inhibitex shall bear no cost for such modifications.

            (d) Inhibitex may, from time to time, request Nabi to make other changes in the Nabi Process or to the Product Specifications, etc., including additional testing, which are not the result of changes in industry or regulatory standards. Inhibitex must submit requests for such changes in writing to Nabi. Nabi shall not unreasonably withhold its consent to any such changes. Any such Inhibitex requested change(s) which result in increased costs to Nabi shall be reflected in adjusted pricing, to be mutually agreed upon in good faith.

      6.5. Travel Costs. Inhibitex shall be responsible for all travel and accommodation expenses and other costs incurred by or payable in respect of employees of Nabi who provide services or expertise to the production and/or approval of the Product, provided that Nabi obtains Inhibitex's prior written approval before such costs are incurred.

      6.6. Storage of Inhibitex Staph Plasma. Nabi will store Inhibitex Staph Plasma at the Nabi Freezer Facility until required for processing. Nabi will be compensated for the storage of such Inhibitex Staph Plasma and associated activities as follows:

            (a)   Handling and Storage        [ *** ]

            (b)   Driver and Equipment        [ *** ]

            (c)   Labor                       [ *** ]

            (d)   Grade A Pallets             [ *** ]

            (e)   Shrink Wrap                 [ *** ]

            Note: Hourly rates for Driver and Equipment/Labor will be billed for pulling samples and picking pools as well as normal processing in and out of the Facility.

7.    PROJECT MANAGERS

      7.1. Appointment. Inhibitex and Nabi designate the following employees to act as Project Managers:

            Appointed By   Name           Title
            ------------   ----           -----
            Nabi           Janice Smith   Sr. Dir., Contract Manufacturing Operations
            Inhibitex      Barry Mangum   Project Manager

            Inhibitex and Nabi shall be entitled to replace any Project Manager by giving written notice to the other Party within thirty (30) days prior to replacement.

      7.2.  Duties.

            The Project Managers designated by Inhibitex and Nabi shall communicate and coordinate all Product related activities; but shall not be able to change, amend or waive any terms of this Agreement without a written instrument signed by authorized officers of

            Inhibitex and Nabi.

8.    INTELLECTUAL PROPERTY

      8.1.  Representations of Nabi. Nabi represents to Inhibitex that:

            (a) Nabi is the sole owner of all rights, title and interest in the Nabi Intellectual Property and the Nabi Process or has secured the right to use the Nabi Intellectual Property from any third parties, if necessary;

            (b) To the best of Nabi's knowledge, the Nabi Intellectual Property and the Nabi Process do not infringe upon any patents issued worldwide.

      8.2.  Representations of Inhibitex. Inhibitex represents to Nabi that:

            (a) Inhibitex is the sole owner of all rights title and interest in the Inhibitex Intellectual Property, or has secured the right to use the Inhibitex Intellectual Property from any third parties, if necessary;

            (b) Inhibitex has not granted, and during the term of this Agreement Inhibitex will not grant, any right, license or privilege relating to the production of the Product to any third party; and

            (c) To the best of Inhibitex's knowledge, the Inhibitex Intellectual Property does not infringe upon any patents issued worldwide.

      8.3. Inhibitex Intellectual Property. All Inhibitex Intellectual Property shall remain the sole property of Inhibitex. Inhibitex hereby grants to Nabi a non-exclusive and non-transferable royalty-free license to use the Inhibitex Intellectual Property solely to produce the Product pursuant to the terms of this Agreement. Nabi shall not be entitled to use the Inhibitex Intellectual Property for any purpose or in any manner other than as set forth in this Agreement. Nabi hereby disclaims any right or interest in the Inhibitex Intellectual Property, except for the rights to the license specifically granted in this Agreement.

      8.4. Nabi Intellectual Property. All Nabi Intellectual Property shall remain the sole property of Nabi. Inhibitex shall not be entitled to use the Nabi Intellectual Property for any purpose or in any manner other than as set forth in this Agreement. Inhibitex hereby disclaims any right or interest in the Nabi Intellectual Property.

      8.5. Improvements to Intellectual Property. All improvements or modifications to the Inhibitex Intellectual Property developed or discovered during the term of this Agreement shall be the sole property of Inhibitex. Nabi shall have no right, title or interest in such improvements or modifications. All improvements or modifications to the Nabi Intellectual Property and the Nabi Process developed or discovered during the term of this Agreement shall be the sole property of Nabi. Inhibitex shall have no right, title or interest in such improvements or modifications. Each Party shall promptly deliver to the other Party copies of all tangible embodiments of such improvements or modifications to the other Party's Intellectual Property.

      8.6. Notice. Nabi shall promptly notify Inhibitex of any improvements or modifications to the Inhibitex Intellectual Property discovered or developed during the term of this Agreement by delivering paper or electronic copies of documents and material embodying the improvements or modifications to the Inhibitex Intellectual Property and, if necessary, by demonstration. If Inhibitex deems it necessary, Inhibitex shall prepare and file applications for patents for its products with respect to the improvements or modifications, in its own name. Inhibitex shall give Nabi proper notice of all patent applications for such improvements or modifications. Nabi shall provide such information and assistance reasonably requested by Inhibitex in connection with the preparing and filing of any patent applications and in connection with the prosecution thereof. Inhibitex shall compensate Nabi for all expenses incurred by Nabi in providing such information and assistance.

      8.7. Publication. Inhibitex shall be entitled to publish any improvements or modifications to the Inhibitex Intellectual Property discovered or developed during the term of this Agreement. Inhibitex may invite Nabi or its employees to co-author such publications.

9.    ADDITIONAL REPRESENTATIONS, WARRANTIES AND COVENANTS

      9.1. Representations of Nabi. Nabi represents and warrants to Inhibitex that, as of the Effective Date:

            (a) the execution, delivery and performance by Nabi of this Agreement (a) have been duly authorized by all requisite corporate action, (b) do not and will not contravene or violate the terms of the certificate of incorporation or by-laws of Nabi or any requirement of law applicable to Nabi or its assets, business or properties; (c) do not and will not (with or without the giving of notice or the lapse of time or both), conflict with, contravene, result in any violation or breach of or default under any agreement under which Nabi is obligated; and

            (b) no approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with or in respect of, any Regulatory Authority or any other person is necessary or required in connection with the execution, delivery or performance by Nabi of this Agreement except consents, authorizations, filings and notices which have been obtained or made and are in full force and effect as of the Effective Date.

      9.2. Covenants of Nabi. Nabi hereby covenants that, throughout the term of this Agreement, it will maintain all licenses and approvals necessary to produce the Product in accordance with cGMP and FDA regulatory requirements.

      9.3. Representations of Inhibitex. Inhibitex represents and warrants to Nabi that, as of the Effective Date:

            (a) the execution, delivery and performance by Inhibitex of this Agreement (a) have been duly authorized by all requisite corporate action, (b) do not and will not contravene or violate the terms of the certificate of incorporation or by-laws of Inhibitex or any requirement of law applicable to Inhibitex or its assets, business or properties; (c) do not and will not (with or without the giving of notice or the lapse of time or both), conflict with, contravene, result in any violation or breach of or default under any agreement under which Inhibitex is obligated; and

            (b) no approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with or in respect of, any Regulatory Authority or any other person is necessary or required in connection with the execution, delivery or performance by Inhibitex of this Agreement except consents, authorizations, filings and notices which have been obtained or made and are in full force and effect as of the Effective Date.

10.   BY PRODUCTS

      All By-Products resulting from Production Runs shall be the property of Inhibitex. The Parties agree to negotiate in good faith the terms of any sale of By-Products. If the Parties agree to the terms of any sale of By-Products, Nabi shall have the exclusive right to sell the By-Products on behalf of Inhibitex in accordance with such agreement.

11.   THIRD PARTY CONTRACTORS

      Inhibitex, in conjunction with Nabi, shall have the right to audit and inspect all third party contractors, including all vendors and testing and filling contractors, that Nabi may enter into agreements with in the performance of its obligations under this Agreement. All such third party contractors shall be subject to the continuing approval of both Nabi and Inhibitex, which approval shall not, in either case, be unreasonably withheld. Inhibitex reserves the right to reasonably withhold approval if a third party contractor fails to materially comply with any FDA regulatory requirement or is found to be materially deficient by an audit. Nabi will use its best efforts to ensure that all agreements with such third party contractors include provisions to maintain the confidentiality of Inhibitex's Proprietary Information and provide Inhibitex rights with respect to such contractors substantially similar to the rights with respect to Nabi granted to Inhibitex under Section 2.5(n).

12.   NO UNAUTHORIZED USE

      During the term of this Agreement, Nabi shall not use any materials supplied by Inhibitex pursuant to this Agreement for any purpose other than performing its obligations under this Agreement.

13.   NO DEBARMENT

      Nabi represents and warrants that neither it nor any of its employees involved in connection with this Agreement, is on the debarment list prepared by the FDA Office of Regulatory Affairs, Compliance References:
      Debarment List under Section 306(a) or Section 306(b) of the Act. Nabi hereby covenants and agrees that if at hire or otherwise it learns of a conviction of any of its employees performing hereunder of a crime that could reasonably lead to debarment of such employee under Section 306(a) or Section 306(b) of the Act it will make due inquiry as to whether such conviction would, in fact, lead to a debarment under Section 306(a) or
      Section 306(b) and promptly notify Inhibitex thereof. Furthermore, Nabi agrees to notify Inhibitex upon the notice to it of conviction or debarment under Section 306(a) or Section 306(b) of the Act of any of its employees performing hereunder.

14.   TERM

      This Agreement shall commence as of the Effective Date and shall terminate ten (10) years from the Effective Date. The pricing for the second five
      (5) years of the term of this

      Agreement shall be subject to adjustment as agreed to in good faith by the Parties at least one hundred eighty (180) days prior to the fifth (5th) anniversary of the Effective Date; provided, however, that Nabi shall be entitled to a one-time 10% processing fee increase in addition to the Consumer Price Index in effect in the sixth year of the Agreement.

15.   TERMINATION

      15.1. Rights of Both Parties. Either Party shall be entitled to terminate this Agreement by written notice having immediate effect if:

            (a) the other Party fails to make an undisputed payment of money, within ninety (90) days of due date;

            (b) the other Party defaults in any material respect in the performance of any of its obligations or any of its representations or warranties under this Agreement or otherwise commits any material breach of this Agreement (excluding a failure to make a payment of money when due) and such default is not cured within twenty (20) days after written notice specifying in reasonable detail the nature of such default;

            (c) the other Party becomes bankrupt, insolvent, makes an assignment for the benefit of creditors or proposes or makes any arrangements for the liquidation of its debts or a receiver is appointed with respect to all or any part of the assets of the other Party, or the other Party ceases or threatens to cease to carry on business or to wind-up its business, and such Party fails to provide within sixty (60) business days after notice by the other Party such specified assurances of performance as are reasonably requested in writing by the other Party; or

            (d) the other Party fails to promptly secure or renew any license, registration, permit, authorization or approval necessary for the conduct of its business in the manner contemplated by this Agreement in any significant country, or if any such license, registration, permit, authorization or approval is revoked or suspended and not reinstated within sixty (60) days or diligent efforts are being made to effect such reinstatement.

      15.2. Right of Inhibitex. Inhibitex shall be entitled to terminate this Agreement by written notice having immediate effect if:

            (a) Nabi produces Finished Product of less than Minimal Commercial Yield for the first two (2) consecutive Production Runs; or

            (b) Inhibitex does not receive FDA approval for the Product or it becomes apparent, in the sole determination of Inhibitex, that the Product will not be approved and Inhibitex decides to cancel substantially all further activity toward Product approval.

      15.3. Failure to Obtain License. If, despite their good faith efforts, the Parties fail to obtain the necessary sublicense or license from the New York Blood Center as provided in Section 2.5(v) within sixty
            (60) days of the Effective Date, then this Agreement shall be terminated and neither Party shall have any further obligation to the other under this Agreement except pursuant to Sections 16.1(a),
            (b) and (c).